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                                                                       EXHIBIT 3

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                         APPLIED MAGNETICS CORPORATION



          APPLIED MAGNETICS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:    That at a meeting of the Board of Directors of Applied Magnetics
Corporation (the "Corporation"), on November 4, 1997, a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

          RESOLVED, that the first paragraph of Article FOURTH of the Certificate of Incorporation be amended to read as follows:

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is eighty-five million (85,000,000), consisting of eighty million (80,000,000) shares of Common Stock of the par value of ten cents ($.10) per share and five million (5,000,000) shares of Preferred Stock of the par value of ten cents ($.10) per share.

SECOND:   That thereafter, the annual meeting of the stockholders of the
Corporation was duly called and held on February 6, 1998, upon notice in accordance with Section 222 of the General Corporation Law of the state of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, said Applied Magnetics Corporation has caused this certificate to be signed by Peter T. Altavilla, its Secretary, this 19th day of May, 1998.

                                  By:  /s/ Peter T. Altavilla
                                     -------------------------------------
                                       Peter T. Altavilla
                                       Secretary